Exhibit 10.1

DOCGO INC.

2021 STOCK INCENTIVE PLAN

GRANT NOTICE FOR
NONQUALIFIED STOCK OPTIONS

FOR GOOD AND VALUABLE CONSIDERATION, DocGo Inc. (the “Company”), hereby grants to Participant named below the Nonqualified Stock Option (the “Option”) to purchase any part or all of the number of shares of Common Stock that are covered by this Option at the Exercise Price per share, each specified below, and upon the terms and subject to the conditions set forth in this Grant Notice, the DocGo Inc. 2021 Stock Incentive Plan (as amended from time to time, the “Plan”), the Standard Terms and Conditions (the “Standard Terms and Conditions”) promulgated under such Plan and attached hereto as Exhibit A, and the Covenants Agreement attached hereto as Exhibit B. This Option is granted pursuant to the Plan and is subject to and qualified in its entirety by the Standard Terms and Conditions. This Option is not intended to qualify as an incentive stock option under Section 422 of the Code. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

Name of Participant:	[●]
Grant Date:	[●]
Number of Shares of Common Stock covered by Option:	[●]
Exercise Price Per Share:	$[●]
Expiration Date:	The tenth (10th) anniversary of the Grant Date.
Vesting Schedule:

Subject to the Plan and the Standard Terms and Conditions, the Option shall vest in accordance with the following schedule, so long as Participant remains continuously employed by the Company or its Subsidiaries from the Grant Date through such vesting date: [●]

IN ORDER TO RECEIVE THE BENEFITS OF THIS AGREEMENT, PARTICIPANT MUST EXECUTE AND RETURN THIS GRANT NOTICE (THE “ACCEPTANCE REQUIREMENTS”). IF YOU FAIL TO SATISFY THE ACCEPTANCE REQUIREMENTS WITHIN 60 DAYS AFTER THE GRANT DATE, THEN (1) THIS GRANT NOTICE WILL BE OF NO FORCE OR EFFECT AND THE OPTION GRANTED HEREIN WILL BE AUTOMATICALLY FORFEITED TO THE COMPANY WITHOUT CONSIDERATION, AND (2) NEITHER PARTICIPANT NOR THE COMPANY WILL HAVE ANY FUTURE RIGHTS OR OBLIGATIONS UNDER THIS GRANT NOTICE OR THE STANDARD TERMS AND CONDITIONS.

By accepting this Grant Notice, Participant acknowledges that he or she has received and read, and agrees that this Option shall be subject to, the terms of this Grant Notice, the Plan, and the Standard Terms and Conditions and the Covenants Agreement.

DOCGO INC.

By:
Name:
Title:

PARTICIPANT

[Name]

Signature Page to

Grant Notice for

Nonqualified Stock Options

EXHIBIT A

DOCGO INC.
2021 STOCK INCENTIVE PLAN

STANDARD TERMS AND CONDITIONS FOR
NONQUALIFIED STOCK OPTIONS

These Standard Terms and Conditions apply to the Options granted pursuant to DocGo Inc. 2021 Stock Incentive Plan (the “Plan”), which are identified as nonqualified stock options and are evidenced by a Grant Notice or an action of the Committee that specifically refers to these Standard Terms and Conditions. In addition to these Standard Terms and Conditions, the Option shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1. Terms of Option

DocGo Inc. (the “Company”) has granted to the Participant named in the Grant Notice provided to said Participant herewith (the “Grant Notice”) a Nonqualified Stock Option (the “Option”) to purchase up to the number of shares of Common Stock at an exercise price per share, each as set forth in the Grant Notice. The Option is subject to the conditions set forth in the Grant Notice, these Standard Terms and Conditions, and the Plan. For purposes of these Standard Terms and Conditions and the Grant Notice, any reference to the Company shall include a reference to any Subsidiary.

2. Nonqualified Stock Option

The Option is not intended to be an incentive stock option under Section 422 of the Code and will be interpreted accordingly.

3. Exercise of Option

(a) The Option shall not be exercisable as of the Grant Date set forth in the Grant Notice. After the Grant Date, to the extent not previously exercised, and subject to termination or acceleration as provided in these Standard Terms and Conditions and the Plan, the Option shall be exercisable only to the extent it becomes vested, as described in the Grant Notice or the terms of the Plan, to purchase up to that number of shares of Common Stock as set forth in the Grant Notice; provided, that (except as set forth in Section 4(a) below) the Participant remains employed with the Company and does not experience a Termination of Employment. The vesting period and/or exercisability of an Option may be adjusted by the Committee to reflect the decreased level of employment during any period in which the Participant is on an approved leave of absence or is employed on a less than full time basis.

(b) To exercise the Option (or any part thereof), the Participant shall deliver to the Company a “Notice of Exercise” in a form specified by the Committee, specifying the number of whole shares of Common Stock the Participant wishes to purchase and how the Participant’s shares of Common Stock should be registered (in the Participant’s name only or in the Participant’s and the Participant’s spouse’s names as community property or as joint tenants with right of survivorship).

Exhibit A

Standard Terms and Conditions for

Nonqualified Stock Options

(c) The exercise price (the “Exercise Price”) of the Option is set forth in the Grant Notice. The Company shall not be obligated to issue any shares of Common Stock until the Participant shall have paid the total Exercise Price for that number of shares of Common Stock. The Exercise Price may be paid in Common Stock, cash or a combination thereof, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option, the delivery of previously owned Common Stock, withholding of shares of Common Stock deliverable upon exercise of the Option (but only to the extent share withholding is made available to the Participant by the Company), or in such other manners as may be permitted by the Committee.

(d) Fractional shares may not be exercised. Shares of Common Stock will be issued as soon as practical after exercise. Notwithstanding the above, the Company shall not be obligated to deliver any shares of Common Stock during any period when the Company determines that the exercisability of the Option or the delivery of shares of Common Stock hereunder would violate Company policy or any federal, state or other applicable laws.

4. Expiration of Option

The Option shall expire and cease to be exercisable as of the earlier of (i) the Expiration Date set forth in the Grant Notice or (ii) the date specified below in connection with the Participant’s Termination of Employment:

(a) If the Participant’s Termination of Employment is as a result of the Participant’s death or Disability, subject to the Participant’s (or the Participant’s personal representative’s) execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall be fully vested and (ii) the Participant may exercise any portion of the Option until the first anniversary of the Termination Date (as defined below).

(b) If the Participant’s Termination of Employment is as a result of an Involuntary Termination (as defined below) on or within 24-months following a Change in Control, subject to the Participant’s execution and nonrevocation of a general release of claims in a form provided by the Company, (i) the entire Option shall be fully vested and (ii) the Participant may exercise any portion of the Option until the date that is 90 days following the Termination Date.

(c) If the Participant’s Termination of Employment is by the Company for Cause, the entire Option, whether or not then vested and exercisable, shall be immediately forfeited and canceled as of the Termination Date.

(d) If the Participant’s Termination of Employment is for any reason other than as set forth in Section 4(a), 4(b), or 4(c), the Participant may exercise any portion of the Option that is vested and exercisable at the time of such Termination of Employment until the date that is 90 days following the Termination Date.

(e) Any portion of the Option that is not vested and exercisable at the time of a Termination of Employment (after taking into account any accelerated vesting under this Section 4, Section 15 of the Plan or any other agreement between the Participant and the Company) shall be forfeited and canceled as of the Termination Date.

(f) As used in this Section 4:

(i) “Involuntary Termination” means a Termination of Employment by the Company without Cause (and not as a result of death or Disability).

(ii) “Termination Date” means the date of the Participant’s Termination of Employment.

5. Restrictions on Resales of Shares Acquired Pursuant to Option Exercise

The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued as a result of the exercise of the Option, including (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other option holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

6. Income Taxes

The Company shall not deliver shares of Common Stock in respect of the exercise of any Option unless and until the Participant has made arrangements satisfactory to the Company to satisfy applicable withholding tax obligations. Unless the Participant pays the withholding tax obligations to the Company by cash or check in connection with the exercise of the Option (including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Stock issuable under the Option), withholding may be effected, at the Company’s election, withholding Common Stock issuable in connection with the exercise of the Option (provided that shares of Common Stock may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the exercise of the Option from any amounts payable by it to the Participant (including future cash wages).

7. Non-Transferability of Option

Except as permitted by the Committee or as permitted under the Plan, the Participant may not assign or transfer the Option to anyone other than by will or the laws of descent and distribution and the Option shall be exercisable only by the Participant during his or her lifetime. The Company may cancel the Participant’s Option if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 7.

8. Other Agreements Superseded`

The Grant Notice, these Standard Terms and Conditions, the Covenants Agreement and the Plan constitute the entire understanding between the Participant and the Company regarding the Option. Any prior agreements, commitments or negotiations concerning the Option are superseded; provided, however, that the terms of the Covenants Agreement are in addition to and complement (and do not replace or supersede) all other agreements and obligations between the Company and any of its affiliates and the Participant with respect to noncompetition, nonsolicitation and noninterference.

9. Limitation of Interest in Shares Subject to Option

Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the Grant Notice or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person upon exercise of the Option or any part of it. Nothing in the Plan, in the Grant Notice, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.

10. No Liability of Company

The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, exercise or settlement of any Option granted hereunder.

11. General

(a) In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(b) The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect. Words in the masculine gender shall include the feminine gender, and where appropriate, the plural shall include the singular and the singular shall include the plural. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. References herein to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by the Plan or these Standard Terms and Conditions.

(c) These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(d) These Standard Terms and Conditions shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of law.

(e) In the event of any conflict between the Grant Notice, these Standard Terms and Conditions and the Plan, the Grant Notice and these Standard Terms and Conditions shall control. In the event of any conflict between the Grant Notice and these Standard Terms and Conditions, the Grant Notice shall control.

(f) All questions arising under the Plan or under these Standard Terms and Conditions shall be decided by the Committee in its total and absolute discretion.

12. Electronic Delivery

By executing the Grant Notice, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company and the Subsidiaries, the Plan, the Option and the Common Stock via Company web site or other electronic delivery.

EXHIBIT B

COVENANTS AGREEMENT

As a condition to the receipt of the Option grants pursuant to the Grant Notice to which this Covenants Agreement is attached and in consideration of the Participant’s continued employment with the Company, the Participant hereby confirms the Participant’s agreement as follows:

1. General

The Participant’s employment creates a relationship of confidence and trust between the Company and the Participant with respect to confidential information of the Company. This Covenants Agreement is subject to the terms of the Standard Terms and Conditions attached as Exhibit A to the Grant Notice to which this Covenants Agreement is attached; provided however, that in the event of any conflict between the Standard Terms and Conditions and this Covenants Agreement, this Covenants Agreement shall control.

2. Definitions

Capitalized terms not otherwise defined herein shall have the meaning set forth in the DocGo Inc. 2021 Stock Incentive Plan, as amended from time to time.

3. COMPETITION

During the term of the Participant’s employment by the Company and for twelve (12) months thereafter, the Participant shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company or any of its subsidiaries, throughout the world, in any line of business engaged in (or planned to be engaged in as of the Termination Date) by the Company; provided, however, that anything above to the contrary notwithstanding, the Participant may own, as a passive investor, securities of any publicly-traded competitor corporation, so long as the Participant’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation.

4. NON-INTERFERENCE

The Participant shall not, during the term of the Participant’s employment by the Company and for a period of twelve (12) months thereafter, except in the furtherance of the Participant’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (a) solicit, aid or induce any customer of the Company or its subsidiaries to purchase goods or services then sold by the Company or its subsidiaries from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (b) solicit, aid or induce any employee, representative or agent of the Company or its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (c) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its subsidiaries and any of their respective vendors, joint venturers or licensors in a material way. An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter.

Exhibit B

Covenants Agreement

5. REFORMATION/MODIFICATION

The covenants in Sections 2 and 3 are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined a court of competent jurisdiction in any state that any restriction in Section 2 or Section 3 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.

6. REMEDIES

The Participant’s obligations under this Covenants Agreement shall survive termination of the Participant’s employment with the Company for any reason. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in Section 2 and Section 3, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, the Participant acknowledges that a remedy at law for any breach or threatened breach by Executive of Section 2 or Section 3, would be inadequate, and the Participant therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any of its affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.

7. CHOICE OF LAW, Jurisdiction and Venue

All questions concerning the construction, validity and interpretation of this Covenants Agreement will be governed by the law of the State of Delaware without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Covenants Agreement, the parties hereby consent to the the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Delaware.

8. Assignment; Inurement

Neither this Covenants Agreement nor any duties or obligations under this Covenants Agreement may be assigned by the Participant without the prior written consent of the Company. The Participant understands and agrees that the Company may freely assign this Covenants Agreement. This Covenants Agreement shall inure to the benefit of, and shall be binding upon, the permitted assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto. Any assignment in violation of this Section 8 shall be null and void.

9. Acknowledgment

PARTICIPANT ACKNOWLEDGES THAT, IN EXECUTING THE GRANT NOTICE TO WHICH THIS COVENANTS AGREEMENT IS ATTACHED, PARTICIPANT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS COVENANTS AGREEMENT. THIS COVENANTS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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